                                                                EXHIBIT 9




                                                                       JULY 1997

                            DESCRIPTION OF ISSUANCE,
               TRANSFER, AND REDEMPTION PROCEDURES FOR CONTRACTS
                      PURSUANT TO RULE 6e-3(T)(b)(12)(iii)
                          FOR MODIFIED SINGLE PREMIUM
                       VARIABLE LIFE INSURANCE CONTRACTS
                                   ISSUED BY
                       GLENBROOK LIFE AND ANNUITY COMPANY


This document sets forth the current administrative procedures that will be followed by Glenbrook Life and Annuity Company (the "Company") in connection with its issuance of individual and group modified single premium variable life insurance contracts (the "Contracts"), the transfer of assets held thereunder, and the redemption by Contract owners ("Owners") of their interests in those Contracts. Capitalized terms used herein have the same meaning as in the prospectus for the Contract that is included in the current registration statement on Form S-6 for the Contract as filed with the Securities and Exchange Commission ("Commission").

I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE CONTRACTS AND ACCEPTANCE OF PREMIUMS

         A. OFFER OF THE CONTRACTS, APPLICATIONS, INITIAL PREMIUMS, UNDERWRITING REQUIREMENTS, AND ISSUANCE OF THE CONTRACTS

                 1. Offer of the Contracts. The Contracts will be offered and sold for premiums pursuant to established premium schedules and underwriting standards in accordance with state insurance laws. Initial premium payments for the Contracts and related insurance charges will not be the same for all Owners whose Contracts have the same Specified Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays a premium and related insurance charges commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as age, sex, health and occupation. A uniform premium and insurance charge for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there will be no uniform insurance charges for all Insureds, there will be a uniform insurance rate for all Insureds of the same risk class. A description of the Monthly Deduction under the Contract, which includes a cost of insurance charge, tax expense charge, and an administrative expense charge, is at Appendix A to this memorandum.

                 2. Application. Individuals wishing to purchase a Contract must submit an application to the Company. An application will not be deemed to be complete unless all required information, including without limitation age, sex, medical and other background information, has been provided in the application.

                          A Contract will be issued only on the lives of
                 Insureds age 0-85 who supply evidence of insurability satisfactory to the Company. Acceptance is subject to the Company's underwriting rules and the Company reserves the right to reject an application for any lawful reason. If a Contract is not issued, the premium will be returned.

                 3. Payment of Initial Premium. The Contract is designed to permit an initial premium payment and, subject to certain conditions, additional premium payments. The initial premium payment purchases a Death Benefit initially equal to the Contract's Specified Amount. The minimum initial payment is $10,000.

                          If the initial premium is over the limits established
                 from time to time by the Company ($1,000,000 as of the date of this memorandum), the initial payment will not be accepted with the application. In other cases in which the Company receives the initial payment with the application, the Company will provide fixed conditional insurance during underwriting according to the terms of a conditional receipt. The fixed conditional insurance will be the insurance applied for, up to a maximum that varies by age.

                 4. Underwriting Requirements. Under current underwriting rules, which are subject to change, proposed Insureds are eligible for simplified underwriting without a medical examination if their application responses and initial premium payment meet simplified underwriting standards. Full underwriting standards will apply to all other proposed Insureds. The maximum initial premium currently permitted on a simplified underwriting basis varies with the issue age of the insured according to the following table:

                                                                 Simplified Underwriting
                          Issue Age                              Maximum Initial Premium
                          ----- ---                              ------- ------- -------
                          0-34                                          Not Available
                          35-44                                         $15,000
                          45-54                                         $30,000
                          55-64                                         $50,000
                          65-80                                         $100,000
                          Over age 80                                   Not Available


                 5. Issuance of the Contract and Determination of Contract Date.
                 Once the Company has received the initial premium and underwriting has been approved, the Contract will be issued on the date the Company has received the final requirement for issue. In the case of simplified underwriting, the Contract will be issued or coverage denied within 3 business days of receipt of premium. The Insured will be covered under the Contract, however, as of the Contract Date. Since the Contract Date will generally be the date the Company receives the initial premium, coverage under a Contract may begin before it is actually issued. In addition to determining when coverage begins, the Contract Date determines Monthly Activity Dates, Contract months, and Contract Years.

         B. DETERMINATION OF OWNER OF THE CONTRACT. The Contract Owner possesses the rights to benefits under the Contract during the lifetime of the Insured; the Contract Owner may or may not be the Insured. In some states, the Contracts may be issued in the form of a group Contract. In those states, certificates will be issued evidencing a purchaser's rights under the group Contract. The terms "Contract" and "Contract Owner," as used in this memorandum, refer to and include such a certificate and certificate owner, respectively.

         C.      PAYMENT AND ACCEPTANCE OF ADDITIONAL PREMIUMS

                 1. Generally. Additional premium payments may be made at any time, subject to the following conditions:

                          a. only one additional premium payment may be made in any Contract Year;
                          b. each additional premium payment must be at least $500;
                          c. the attained age of the Insured must be less than age 86; and
                          d.      absent submission of new evidence of
                                  insurability of the insured, the maximum additional payment permitted in a Contract Year is the "Guaranteed Additional Payment." The Guaranteed Additional Payment is the lesser of $5,000 or a percentage of the initial payment (5% for attained ages 40-70, and 0% for attained ages 20-39 and 71-85).

                          Additional premium payments may require an increase
                 in Specified Amount for the Contract to remain within the definition of a life insurance contract under the Internal Revenue Code. The Company reserves the right to obtain satisfactory evidence of insurability upon any additional premium payments requiring an increase in Specified Amount. However, the Company reserves the right to reject any additional premium payment for any reason.

                          Unless the Owner requests otherwise in writing, any
                 additional premium payment received while a Contract loan exists will be applied: first, as a repayment of Indebtedness, and second, as an additional premium payment, subject to the conditions described above.

                          Additional premiums may be paid at any time and in
                 any amount necessary to avoid termination of the Contract without evidence of insurability.

                 2. Procedures for Accepting Additional Premium Payments. Premium payments may be made by any method that the Company deems acceptable. The Company may specify the form in which a premium payment must be made in order for the premium to be in "good order." Ordinarily, a check will be deemed to be in good order upon receipt, although the Company may require that the check first be converted into federal funds. In addition, for a premium to be received in "good order," it must be accompanied by all required supporting documentation, in whatever form required.

                 3. Grace Period, Lapse, and Reinstatement. The Contract will remain in force until the Cash Surrender Value is insufficient to cover a Monthly Deduction Amount due on a Monthly Activity Date. The Company will give written notice to the Contract Owner that if a premium in an amount shown in the notice (which will be sufficient to cover the Monthly Deduction Amount(s) due) is not paid within 61 days ("Grace Period"), there is a danger of lapse.

                          The Contract will continue through the Grace Period,
                 but if no payment is forthcoming, it will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the Proceeds payable under the Contract will be reduced by the Monthly Deduction Amount(s) due and unpaid.

                          If the Contract lapses, the Contract Owner may apply
                 for reinstatement of the Contract by payment of the reinstatement premium (and any applicable charges) required under the Contract. A request for reinstatement must be made within five years of the date the Contract entered a Grace Period. If a loan was outstanding at the time of lapse, the Company will require repayment of the loan before permitting reinstatement. In addition, the Company reserves the right to require evidence of insurability satisfactory to the Company. The reinstatement premium is equal to an amount sufficient to
                 (1) cover all Monthly Deduction Amounts and Annual Maintenance Fee due and unpaid during the Grace Period, and (2) keep the Contract in force for three months after the date of reinstatement. The Specified Amount upon reinstatement cannot exceed the Specified Amount of the Contract at its lapse. The Account Value on the reinstatement date will reflect the Account Value at the time of termination of the Contract plus the premiums paid at the time of reinstatement. Withdrawal charges and due and unpaid premium tax charges, Cost of Insurance, and Tax Expense Charges will continue to be based on the original Contract Date.

         D.      ALLOCATION AND CREDITING OF INITIAL AND ADDITIONAL PREMIUMS

                 1. The Variable Account. The variable benefits under the Contracts are supported by the Glenbrook Life A I M Variable Life Separate Account A (the "Variable Account"). The Variable Account will invest in shares of A I M Variable Insurance Funds, Inc. (the "Fund Series").

                 Nine Funds are currently available for investment within the Variable Account: (1) A I M V.I. Capital Appreciation Fund;
                 (2) A I M V.I. Diversified Income Fund; (3) A I M V.I. Global Utilities Fund; (4) A I M V.I. Government Securities Fund; (5) A I M V.I. Growth Fund; (6) A I M V.I. Growth and Income Fund;
                 (7) A I M V.I. International Equity; (8) A I M V.I. Money Market Fund; (9) A I M V.I. Value Fund.

                 2. Allocations Among the Sub-Accounts. The Variable Account consists of sub-accounts (the "Sub-Accounts"), each of which invests in a portfolio of a Fund. Premiums and Contract Value are allocated to the Sub-Accounts in accordance with the following procedures.

                          a.      Allocation of Initial Premium.  Upon
                          completion of underwriting, the Company will either issue a Contract, or deny coverage and return all premiums. If a Contract is issued, the initial premium payment, plus an amount equal to the interest that would have been earned had the initial premium been invested in the A I M V.I. Money Market Sub-Account since the date of receipt of the premium, will be allocated on the date the Contract is issued according to the initial premium allocation instructions specified on the application. In the future, the Company may allocate the initial premium (and the interest that would have been earned had the initial premium been invested in the A I M V.I Money Market Sub-Account since its receipt) to the A I M V.I Money Market Sub-Account during the free look period in those states where state law requires premiums to be returned upon exercise of the free-look right.

                          b. Allocation of Additional Premiums. The number of Accumulation Units to be credited to a Contract with each premium, other than the initial premium and additional premiums requiring underwriting, will be determined on the date the request or payment is received in good order by the Company if such date is a Valuation Day; otherwise such determination will be made on the next succeeding date which is a Valuation Day.

                          c. Calculation of Accumulation Unit Value. The Accumulation Unit Value for each Variable Sub-Account will vary to reflect the investment experience of the corresponding Fund portfolio and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Variable Sub-Account on the preceding Valuation Day by a "Net Investment Factor" for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each Variable Sub- Account is determined by first dividing
                 (A) the net asset value per share for the corresponding Fund portfolio at the end of the current Valuation Period (plus the per share dividends or capital gains by that Fund portfolio if the ex-dividend date occurs in the Valuation Period then ending), by (B) the net asset value per share of the corresponding Fund portfolio at the end of the immediately preceding Valuation Period; and then subtracting from the result an amount equal to the daily deductions for mortality and expense risk charges imposed during the Valuation Period.

II.      TRANSFERS AMONG ACCOUNTS

         A.      TRANSFER PRIVILEGE

                 1. General. While the Contract remains in force and subject to the Company's transfer rules then in effect, the Contract Owner may request that part or all of the Account Value of a particular Variable Sub-Account be transferred to other Variable Sub-Accounts.

                 2. Restrictions on Transfer Privilege. The Company reserves the right to impose a $10 charge on each transfer in excess of 12 per Contract Year. As of the date of this memorandum, however, there are no charges on transfers. Although currently there is no minimum amount that may be transferred, the Company reserves the right to impose such a minimum amount, which will be shown on the Contract Data page. Currently, transfers may be made by written request or by calling a toll free telephone number. The Company may in the future eliminate or add methods of transferring Account Value.

                 Transfers by telephone may be made by the Contract Owner's agent of record or attorney-in-fact pursuant to a power of attorney. Telephone transfers may not be permitted in some states. The policy of the Company and its agents and affiliates is that they will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. The Company will employ reasonable procedures to confirm that instructions communicated by telephone are genuine; otherwise, the Company may be liable for any losses due to unauthorized or fraudulent instructions. The procedures the Company follows for transactions initiated by telephone include requirements that callers on behalf of a Contract Owner identify themselves and the Contract Owner by name and social security number or other identifying information. All transfer instructions by telephone are tape recorded.

                 On the Valuation Date the Company receives a transfer request, the number of Accumulation Units credited to the Variable Sub-Account from which the transfer is made will be reduced by the number obtained by dividing the amount transferred by the Accumulation Unit Value of the Sub-Account from which the transfer is made. The number of Accumulation Units credited to the Sub-Account to which the transfer is made will be increased by the number obtained by dividing the amount transferred by the Accumulation Unit Value of that Sub-Account.

         B.      DOLLAR COST AVERAGING PLAN

                 While the Contract is in force, transfers may be made automatically through Dollar Cost Averaging. Under Dollar Cost Averaging, the Owner may transfer a specified amount every month (or some other frequency as may be determined by the Company) from the Money Market Sub-Account to any other Variable Sub-Account.

         C.      AUTOMATIC PORTFOLIO REBALANCING

                 While the Contract is in force, transfers may be made automatically through Automatic Portfolio Rebalancing. Automatic Portfolio Rebalancing rebalances the Account Value in the Variable Sub-Accounts to the allocation currently specified by the Contract Owner on a quarterly basis. Each quarter, Account Value will be transferred among Variable Sub-Accounts to achieve the desired allocation.

                 The rebalancing will be effected according to the allocation instructions initially selected, unless subsequently changed. The Owner may change their Automatic Portfolio Rebalancing allocation at any time by giving the Company written notice. The new allocation will be effective with the first rebalancing that occurs after the Company receives the written request. The Company is not responsible for rebalancing that occurs prior to receipt of the written request.

III. "REDEMPTION" PROCEDURES: CANCELLATION AND EXCHANGE RIGHTS, DEATH BENEFITS, CONTRACT LOANS, SURRENDERS, PARTIAL WITHDRAWALS, REDEMPTIONS FOR CERTAIN CHARGES, CONFINEMENT WAIVER BENEFIT, PAYMENT OPTIONS, SUSPENSION OF VALUATION, PAYMENTS, AND TRANSFERS, AND MATURITY BENEFIT

         A.      CANCELLATION AND EXCHANGE RIGHTS

                 A Contract Owner has a limited right to return his or her Contract for cancellation. If the Contract Owner returns the Contract for cancellation, by mail or hand delivery, to the agent who sold the Contract, within 10 days after delivery of the Contract to the Contract Owner (or such longer period as may be required by state law), the Company will return to the Contract Owner within 7 days thereafter the premiums paid for the Contract adjusted to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation, unless state law requires a different amount to be returned.

                 In addition, once the Contract is in effect it may be exchanged during the first 24 months after its issuance for a permanent life insurance contract on the life of the Insured without submitting proof of insurability.

         B.      DEATH BENEFIT

                 The Contracts provide for the payment of Death Benefit Proceeds to the named beneficiary when the Insured under the Contract dies. The Proceeds payable to the beneficiary equal the Death Benefit less any Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Grace Period (if applicable). The Death Benefit equals the greater of (1) the Specified Amount or (2) the Account Value multiplied by the Death Benefit Ratio. The ratios vary according to the attained age of the Insured and are specified in the Contract. Therefore, an increase in Account Value due to favorable investment experience may increase the Death Benefit above the Specified Amount; and a decrease in Account Value due to unfavorable investment experience may decrease the Death Benefit (but not below the Specified Amount).

                 All or part of the Proceeds may be paid in cash or applied under an Income Plan.

         C.      ACCELERATED DEATH BENEFIT

                 If the Insured becomes terminally ill, the Contract Owner may request an accelerated Death Benefit in an amount up to the lesser of
         (1) 50% of the Specified Amount on the day the Company receives the request, and (2) $250,000 for all policies issued by the Company which cover the Insured. "Terminally ill" means an illness or physical condition of the Insured that, notwithstanding appropriate medical care, will result in a life expectancy of 12 months or less. If the Insured is terminally ill as the result of an illness, the accelerated Death Benefit is not available unless the illness occurred at least 30 days after the Issue Date. If the Insured is terminally ill as the result of an accident, the accelerated Death Benefit is available if the accident occurred after the Issue Date.

                 We will pay benefits due under the accelerated Death Benefit provision upon receipt of a written request from the Contract Owner and due proof that the Insured has been diagnosed as terminally ill. The Company also reserves the right to require supporting documentation of the diagnosis and to require (at the Company's expense) an examination of the Insured by a physician of the Company's choice to confirm the diagnosis. The amount of the payment will be the amount requested by the Contract Owner, reduced by the sum of (1) a 12 month interest discount to reflect the early payment; (2) an administrative fee (not to exceed $250); and (3) a pro rata amount of any outstanding Contract loan and accrued loan interest. After the payment has been made, the Specified Amount, the Account Value and any outstanding Contract loan will be reduced on a pro rata basis.

                 Only one request for an accelerated Death Benefit per Insured is allowed. The accelerated Death Benefit may not be available in all states.

         D.      CONTRACT LOANS

                 While the Contract is in force, a Contract Owner may obtain, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), one or both of two types of cash loans from the Company. These types are Preferred Loans (described below) and non-Preferred Loans. Both types of loans are secured by the Contract. The maximum amount available for a loan is 90% of the Contract's Cash Value, less the amount of all Contract loans existing on the date of the loan (including loan interest to the next Contract Anniversary), less any due and unpaid Monthly Deduction Amounts, and less any Annual Maintenance Fee due on or before the next Contract Anniversary.

                 The loan amount will be transferred pro rata from each Variable Sub-Account attributable to the Contract (unless the Contract Owner specifies otherwise) to the Loan Account. The amounts allocated to the Loan Account will be credited with interest at the loan crediting rate set forth in the Contract. Loans will bear interest at rates determined by the Company from time to time, but these rates will not exceed the maximum rate indicated in the Contract (currently, 8% per year). The amount of the Loan Account that equals the difference between the Account Value and the total of all premiums paid under the Contract net of any premiums returned due to partial withdrawals, as determined on each Contract Anniversary, is considered a "Preferred Loan." Preferred Loans bear interest at a rate not to exceed the Preferred Loan rate set forth in the Contract. The difference between the value of the Loan Account and the Indebtedness will be transferred on a pro-rata basis from the Variable Sub-Accounts to the Loan Account on each Contract Anniversary. If the aggregate outstanding loan(s) and loan interest secured by the Contract exceeds the Cash Value of the Contract, the Company will give written notice to the Contract Owner that unless the Company receives an additional payment within 61 days to reduce the aggregate outstanding loan(s) secured by the Contract, the Contract may lapse.

                 All or any part of any loan secured by a Contract may be repaid while the Contract is still in effect. When loan repayments or interest payments are made, the repayment will be allocated among the Variable Sub-Accounts in the same percentage as subsequent payments are allocated (unless the Contract Owner requests a different allocation), and an amount equal to the payment will be deducted from the Loan Account. Any outstanding loan at the end of a Grace Period must be repaid before the Contract will be reinstated.

         E.      SURRENDERING THE CONTRACT FOR CASH SURRENDER VALUE

                 While the Contract is in force, a Contract Owner may elect, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), to fully surrender the Contract.
         Upon surrender, the Contract Owner will receive the Cash Surrender Value determined as of the day the Company receives the Contract Owner's written request or the date requested by the Contract Owner, whichever is later. The Cash Surrender Value equals the Cash Value less the Annual Maintenance Fee and any Indebtedness. The Company will pay the Cash Surrender Value of the Contract within seven days of receipt by the Company of the written request or on the effective surrender date requested by the Contract Owner, whichever is later. The Contract will terminate on the date of receipt of the written request, or the date the Contract Owner requests the surrender to be effective, whichever is later.

                 The Contract Owner may elect to apply the surrender proceeds to an Income Plan.


         F.      PARTIAL WITHDRAWALS

                 While the Contract is in force, a Contract Owner may elect, by written request, to make partial withdrawals of at least $50 from the Cash Surrender Value. The Cash Surrender Value, after the partial withdrawal, must at least equal $2,000; otherwise, the request will be treated as a request for full surrender. The partial withdrawal will be deducted pro rata from each Variable Sub- Account, unless the Contract Owner instructs otherwise. The Specified Amount after the partial withdrawal will be the greater of (1) the Specified Amount prior to the partial withdrawal reduced proportionately to the reduction in Account Value; or (2) the minimum Specified Amount necessary in order to meet the definition of a life insurance contract under the Internal Revenue Code. Partial withdrawals in excess of the Free Withdrawal Amount may be subject to a Withdrawal Charge and any Due and Unpaid Premium Tax Charges.

         G.      WITHDRAWAL CHARGE

                 Upon surrender of the Contract and partial withdrawals in excess of the Free

         Withdrawal Amount, a Withdrawal Charge may be assessed. The Free Withdrawal Amount in any Contract Year is 10% of total premiums paid. Any Free Withdrawal Amount not taken in a Contract Year may not be carried forward to increase the Free Withdrawal Amount in any subsequent year. Withdrawals in excess of the Free Withdrawal Amount will be subject to a withdrawal charge as set forth in the table below:

                                                         Percentage of Initial
             Contract Year                                 Premium Withdrawn
             -------------                              -----------------------
                    1                                            7.75%
                    2                                            7.75%
                    3                                            7.75%
                    4                                            7.25%
                    5                                            6.25%
                    6                                            5.25%
                    7                                            4.25%
                    8                                            3.25%
                    9                                            2.25%
                    10                                           0.00%

                 After the ninth Contract Year, no Withdrawal Charges will be imposed. In addition, no Withdrawal Charge will be imposed on any withdrawal to the extent that aggregate Withdrawal Charges and the federal tax portion of the tax expense charge imposed would otherwise exceed 9% of premiums paid prior to the withdrawal. The Withdrawal Charge may be waived under certain circumstances if the Insured is confined to a qualified long-term care facility or hospital.

                 The Withdrawal Charge is imposed to cover a portion of the sales expense incurred by the Company in distributing the Contracts. This expense includes agents' commissions, advertising and the printing of prospectuses.

                 During the first nine Contract Years, a charge for due and unpaid premium tax will be imposed on full or partial withdrawals in excess of the Free Withdrawal Amount. The amount of this charge is set forth in Appendix A.

         H.      REDEMPTIONS FOR MONTHLY DEDUCTION AMOUNT AND ANNUAL
                 MAINTENANCE FEE
                 1. Monthly Deduction Amount. On each Monthly Activity Date including the Contract Date, the Company will deduct from the Account Value attributable to the Variable Account an amount ("Monthly Deduction Amount") to cover charges and expenses incurred in connection with a Contract. Each Monthly Deduction Amount will be deducted pro rata from each Variable Sub-Account attributable to the Contract such that the proportion of Account Value of the

                 Contract attributable to each Sub-Account remains the same before and after the deduction. The Monthly Deduction Amount will vary from month to month. If the Cash Surrender Value is not sufficient to cover a Monthly Deduction Amount due on any Monthly Activity Date, the Contract may lapse. A summary of the monthly deductions and charges which constitute the Monthly Deduction Amount is set forth in Appendix A.

                 2. Annual Maintenance Fee. In addition, if the aggregate premiums paid on a Contract are less than $50,000, the Company will deduct from Account Value an Annual Maintenance Fee of $35 on each Contract Anniversary. A description of the Annual Maintenance Fee is set forth in Appendix A.


         I.      CONFINEMENT WAIVER BENEFIT

         Under the terms of an amendatory endorsement to the Contract, the Company will waive any Withdrawal Charges on Partial Withdrawals and surrenders of the Contract requested while the Insured is confined to a qualified long-term care facility or hospital for a period of more than 90 consecutive days beginning 30 days or more after the Issue Date, or within 90 days after the Insured is discharged from such confinement. The confinement must have been prescribed by a licensed medical doctor or a licensed doctor of osteopathy, operating within the scope of his or her license, and must be medically necessary. The prescribing doctor may not be the Insured, the Contract Owner, or any spouse, child, parent, grandchild, grandparent, sibling or in-law of the Contract Owner. "Medically necessary" means appropriate and consistent with the diagnosis and which could not have been omitted without adversely affecting the Insured's condition.

         The confinement waiver benefit may not be available in all states.

         J.      PAYMENT OPTIONS

                 The surrender proceeds or Death Benefit Proceeds under the Contracts may be paid in a lump sum or may be applied to one of the Company's Income Plans. If the amount to be applied to an Income Plan is less than $3,000 or if it would result in an initial income payment of less than $20, the Company may require that the frequency of income payments be decreased such that the income payments are greater than $20 each, or it may elect to pay the amount in a lump sum. No surrender or partial withdrawals are permitted after payments under an Income Plan commence.

                 We will pay interest on the Proceeds from the date of the Insured's death to the date payment is made or a payment option is elected. At such times, the Proceeds are not subject to the investment experience of the Variable Account.

                 The Income Plans are fixed annuities payable from the Company's general account. They do not reflect the investment experience of the Variable Account. Fixed annuity payments are determined by multiplying the amount applied to the annuity by a rate to be determined by the Company that is no less than the rate specified in the fixed payment annuity tables in the Contract. The annuity payment will remain level for the duration of the annuity.
         The Company may require proof of age and gender of the payee (and joint payee, if applicable) before payments begin. The Company may also require proof that such person(s) are living before it makes each payment.

                 The following options are available under the Contracts. The Company may also offer other payment options.

              Income Plan 1 - Life Income With Guaranteed Payments. The Company will make payments for as long as the payee lives. If the payee dies before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

                 Income Plan 2 - Joint and Survivor Life Income With Guaranteed Payments. The Company will make payments for as long as either the payee or Joint payee, named at the time of Income Plan selection, is living. If both the payee and the Joint payee die before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

                 The Company may also agree to make other arrangements for income payments.

         K.      SUSPENSION OF VALUATION, PAYMENTS, AND TRANSFERS

                 The Company will suspend all procedures requiring valuation of the Variable Account (including transfers, surrenders and loans) on any day the New York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission, or on any day the Commission has ordered that the right of surrender of the Contracts be suspended for the protection of Contract Owners, until such condition has ended.

         L.      MATURITY BENEFIT

                 The Contracts have no maturity date.

IV.      LAST SURVIVOR CONTRACTS

                 The Contracts are offered on a single life and "last survivor" basis. Contracts sold on a last survivor basis operate in a manner almost identical to the single life version, the issue, transfer, and redemption procedures with respect to those described in Sections I, II, and III of this memorandum. The most important difference is that the last survivor version involves two Insureds and the Proceeds are paid only on the death of the last surviving Insured. The other significant differences between the last survivor and single life versions are listed below, and shall be deemed to modify inconsistent provisions in Sections I, II, and III of this memorandum pertaining to issuance, transfer, and redemption procedures applicable to single life Contracts.

         1. The cost of insurance charges under the last survivor Contracts are determined in a manner that reflects the anticipated mortality of the two Insureds and the fact that the Death Benefit is not payable until the death of the second Insured.

         2. To qualify for simplified underwriting under a last survivor Contract, both Insureds must meet the simplified underwriting standards.

         3. For a last survivor Contract to be reinstated, both Insureds must be alive on the date of reinstatement.

         4. The Accelerated Death Benefit provision is only available upon terminal illness of the last survivor.

         5. The Confinement Waiver Benefit is available upon confinement of either insured.

         6.      Issue ages of 18-85.

                                   APPENDIX A


MONTHLY DEDUCTION AMOUNT

         On each Monthly Activity Date including the Contract Date, the Company will deduct from the Account Value attributable to the Variable Account an amount ("Monthly Deduction Amount") to cover certain charges and expenses incurred in connection with a Contract. Each Monthly Deduction Amount will be deducted pro rata from each Variable Sub-Account attributable to the Contract such that the proportion of Account Value of the Contract attributable to each Sub-Account remains the same before and after the deduction. The Monthly Deduction Amount will vary from month to month. If the Cash Surrender Value is not sufficient to cover a Monthly Deduction Amount due on any Monthly Activity Date, the Contract may lapse. The following is a summary of the monthly deductions and charges which constitute the Monthly Deduction Amount.

Cost of Insurance Charge: The cost of insurance charge covers the Company's anticipated mortality costs for standard and substandard risks. Current cost of insurance rates are lower after the 10th Contract Year. The current cost of insurance charge will not exceed the guaranteed cost of insurance charge. This charge is the maximum annual cost of insurance per $1,000 as indicated in the Contract; multiplied by the difference between the Death Benefit and the Account Value (both as determined on the Monthly Activity Date); divided by $1,000; and divided by 12. For standard risks, the guaranteed cost of insurance rate is based on the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday. (Unisex rates may be required in some states). A table of guaranteed cost of insurance charges per $1,000 will be included in each Contract; however, the Company reserves the right to use rates less than those shown in the table. Substandard risks will be charged at a higher cost of insurance rate that will not exceed rates based on a multiple of the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday. The multiple will be based on the Insured's substandard rating.

         The cost of insurance charge rates is applied to the difference between the Death Benefit determined on the Monthly Activity Date and the Account Value on that same date prior to assessing the Monthly Deduction Amount, because the difference is the amount for which the Company is at risk should the Death Benefit be then payable. The Death Benefit as computed on a given date is the greater of (1) the Specified Amount on that date, and (2) the Account Value on that date multiplied by the applicable Death Benefit ratio.

         Because the Account Value and, as a result, the amount for which the Company is at risk under a Contract may vary from month to month, the cost of insurance charge may also vary on each Monthly Activity Date. However, once a risk rating class has been assigned to an Insured when the Contract is issued, that rating class will not change if additional premium payments or partial withdrawals increase or decrease the Specified Amount.

Tax Expense Charge. The Company will deduct monthly from the Account Value a tax expense charge equal to an annual rate of 0.40% for the first ten Contract Years. This charge compensates the Company for premium taxes imposed by various states and local jurisdictions and for federal taxes related to the receipt of premiums under the Contract and that results from the application of
Section 848 of the Internal Revenue Code. The charge includes a premium tax deduction of 0.25% and a federal tax deduction of 0.15%. The 0.25% premium tax deduction over ten Contract Years approximates the Company's average expenses for state and local premium taxes (2.5%). Premium taxes vary, ranging from zero to 3.5%. The premium tax deduction is made whether or not any premium tax applies. The deduction may be higher or lower than the premium tax imposed. However, the Company does not expect to make a profit from this deduction. The 0.15% federal tax deduction helps reimburse the Company for approximate expenses incurred for federal taxes resulting from the application of Section 848 of the Internal Revenue Code.

Administrative Expense Charge. The Company will deduct monthly from the Account Value an administrative expense charge equal to an annual rate of 0.25%. This charge compensates the Company for administrative expenses incurred in the administration of the Variable Account and the Contracts.

ANNUAL MAINTENANCE FEE

         If the aggregate premiums paid on a Contract are less than $50,000, the Company will deduct from the Account Value an Annual Maintenance Fee of $35 on each Contract Anniversary. This fee will help reimburse the Company for administrative and maintenance costs of the Contracts. The sum of the monthly administrative charges and the annual maintenance fee is designed not to exceed the anticipated cost the Company incurs in providing administrative services under the Contracts.

DUE AND UNPAID PREMIUM TAX CHARGE

         During the first nine Contract Years, a charge for due and unpaid premium tax will be imposed on full or partial withdrawals in excess of the Free Withdrawal Amount. This charge is shown below, as a percentage of the Account Value withdrawn:


                                           Percentage of Initial
         Year                                 Premium Withdrawn
         ----                              -----------------------
          1                                          2.25%
          2                                          2.00%
          3                                          1.75%
          4                                          1.50%
          5                                          1.25%
          6                                          1.00%
          7                                          0.75%
          8                                          0.50%
          9                                          0.25%
         10                                          0.00%

         After the ninth Contract Year, no due and unpaid premium tax charge will be imposed.